UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: May 19, 2008

COMMISSION FILE NO.: 000-32885

XA, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

NEVADA	88-0471263
(STATE OR OTHER JURISDICTION IDENTIFICATION NO.)	(IRS EMPLOYER OF INCORPORATION)

875 NORTH MICHIGAN AVENUE, SUITE 2626, CHICAGO, ILLINOIS 60611
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(312) 397-9100
(ISSUER TELEPHONE NUMBER)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On or about May 19, 2008, XA, Inc. (the "Company," "we," and "us") entered into a letter of intent (the “Letter of Intent”) with Cadence Properties LLC, a New York limited liability company.  The Letter of Intent set forth the general terms upon which Cadence Properties LLC and/or its investors (“Cadence”) would acquire at least 95% of the fully diluted, issued and outstanding common stock of the Company.  Pursuant to the Letter of Intent, the Company and Cadence agreed to negotiate the entry into a Purchase Agreement, whereby Cadence will assume none of our assets and will assume liabilities of us not to exceed $650,000.  The entry into the Purchase Agreement is subject to the completion of due diligence and the securing of any and all necessary releases, consents and approvals from various third parties. The Letter of Intent is binding on the parties, and Cadence and the Company are to use their best efforts to enter into the Purchase Agreement and other definitive agreements as soon as practicable, but not later than June 30, 2008. It is anticipated that the entry into the Purchase Agreement will facilitate the privatization of the Company’s event marketing agency business operations and will provide Cadence with a public company platform to facilitate its growth and development. The Company can provide no assurance that the transaction will be consummated or what assets if any, will be contributed to the public company by Cadence. In the event that the transaction occurs, current Company shareholders will remain shareholders of the public company and will not own any interest in the operations of the resulting private company.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

XA, INC.

/s/ Joseph Wagner
Joseph Wagner,
Chief Executive Officer

June 6, 2008